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                                                                     EXHIBIT 5.1

                 [Letterhead of Wachtell, Lipton, Rosen & Katz]




                                  May 31, 1996



AMF Group Inc.
7313 Bell Creek Road
Mechanicsville, Virginia 23111

Dear Sirs:

                 We have acted as counsel for AMF Group Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 of the Company (the "Registration Statement"), to be filed with the Securities and Exchange Commission on May 31, 1996, relating to an offer to exchange (the "Exchange Offer") 10 7/8% Series B Senior Subordinated Notes Due 2006 of the Company (the "Exchange Senior Subordinated Notes") and 12 1/4% Series B Senior Subordinated Discount Notes due 2006 of the Company (the "Exchange Senior Subordinated Discount Notes" and, collectively with the Exchange Senior Subordinated Notes, the "Exchange Notes") for an equal principal amount of the Company's outstanding 10 7/8% Series A Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") and 12 1/4% Series A Senior Subordinated Discount Notes due 2006 (the "Senior Subordinated Discount Notes" and, collectively with the Senior Subordinated Notes, the "Notes"). The Exchange Notes will be guaranteed on a senior subordinated basis (the "Guarantees") by AMF Group Holdings Inc., a Delaware corporation of which the Company is a wholly owned subsidiary, and by each of the Company's direct and indirect domestic subsidiaries (collectively, the "Guarantors").

                 The Exchange Senior Subordinated Notes will be issued under an Indenture dated as of March 21, 1996 (the "Senior Subordinated Note Indenture"), among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Senior Subordinated Note Trustee"). The Exchange Senior Subordinated
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AMF Group Inc.
May 31, 1996
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Discount Notes will be issued under an Indenture dated as of March 21, 1996 (the
"Senior Subordinated Discount Note Indenture" and, collectively with the Senior Subordinated Note Indenture, the "Indentures"), among the Company, the Guarantors, and American Bank National Association, as trustee (the "Senior Subordinated Discount Note Trustee" and, collectively with the Senior Subordinated Note Trustee, the "Trustees").

                 As counsel we have examined the Registration Statement, the Indentures, the forms of the Exchange Notes, the forms of the Notes and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein.

                 In giving the opinions contained herein, we have, with your approval, relied upon representations of officers of the Company and the Guarantors and certificates of public officials with respect to the accuracy of the material factual matters addressed by such representations and certificates. We have, with your approval, assumed the genuineness of all signatures or instruments submitted to us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

                 We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York. In addition, we express no opinion as to the effects of either (i) Section 548 of Title 11 of the United States Code or (ii) Article 10 of the New York Debtor and Creditor Law, relating to fraudulent transfers, on any obligation under the Guarantees of the Guarantors that are direct or indirect subsidiaries of the Company.

                 Based upon and subject to the foregoing, assuming that each of the Indentures has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the applicable Trustee, it is our opinion that:

         (1) each Indenture has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, the Company and each of the Guarantors, as the case may be, enforceable against the Company and each of the Guarantors, as the case may be, in accordance with its terms;
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AMF Group Inc.
May 31, 1996
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         (2)     the Exchange Notes, when duly executed and delivered by the
                 Company upon the terms set forth in the Exchange Offer, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and

         (3) the Guarantees will constitute the legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their respective terms;

subject in each case to (a) bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights from time to time in effect and (b) application of general principles of equity (regardless of whether considered in proceedings in equity or at law).

                 The opinions expressed above are subject to (i) standards of commercial reasonableness and good faith, (ii) public policy and (iii) other applicable laws, rules, regulations, court decisions and constitutional requirements in and of the State of New York or the United States of America limiting or affecting the exercise of remedies under the Indentures and the Exchange Notes, provided that any limitations imposed by such other applicable laws, rules, regulations, court decisions, and constitutional requirements will not, in our opinion, materially interfere with the realization by the holders of the Exchange Notes of the practical benefits intended to be conferred by the Exchange Notes and the Indentures, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay).

                 We express no opinion with respect to: (i) the enforceability of provisions in the Indentures relating to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation, or other non-waivable benefits bestowed by operation of law; or (ii) the lawfulness or enforceability of exculpation clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses, and clauses similar in substance or nature to those expressed in the foregoing clause (i) and this clause (ii), insofar as any of the foregoing are contained in the Indentures. In addition, we express no opinion as to whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Indentures.
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AMF Group Inc.
May 31, 1996
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                 We consent to the use of this opinion as an Exhibit to the
Registration Statement and to the reference to our firm in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                 Very truly yours,



                                 WACHTELL, LIPTON, ROSEN & KATZ